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                                                                    EXHIBIT 23.1

                              ACCOUNTANT'S CONSENT

The Board of Directors
BancorpSouth, Inc.:

     We consent to incorporation by reference in the registration statement on Form S-3 of BancorpSouth, Inc. and BancorpSouth Capital Trust I of our report dated January 24, 1997 on the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Annual Report of BancorpSouth, Inc. for the year ended December 31, 1996 and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          KPMG Peat Marwick LLP

Memphis, Tennessee
August 25, 1997